Exhibit 1.2

AMENDMENT TO EXCLUSIVE PLACEMENT AGENCY AGREEMENT

Amendment dated June 20, 2019 (the “Amendment”) to Placement Agency Agreement made as of August 14, 2017 (the “Agreement”), between TerraCycle US Inc., a Delaware corporation (the “Company”), and Strategic Capital Investments, LLC, a Michigan limited liability company (the “Placement Agent”).

Preliminary Statement

The Company and the Placement Agent entered into the Agreement pursuant to which the Company engaged the Placement Agent as its exclusive Placement Agent with respect to the offer and sale by the Company in an offering pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), for up to $25,000,000 of the Company’s equity securities. The Company has filed a registration statement on Form 1-A for an offering of up to $25,000,000 of the Company’s Class A Non-Voting Preferred Stock (the “Offering”). The Company and the Placement Agent desire to amend Section 3 of the Agreement in its entirety to eliminate any misunderstanding as to the terms thereof. All capitalized terms used herein without definition shall have the respective meanings assigned to them in the Agreement.

Section 6 of the Agreement is hereby amended in its entirety to read as follows:

“6. Indemnification and Contribution.

(a)	Indemnification and Contribution by the Company.

(i)         The Company agrees to defend, protect, indemnify and hold harmless the Placement Agent, any registered broker-dealer participating in the Offering, their respective affiliates and each person controlling the Placement Agent or such participating broker-dealers (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Placement Agent and participating broker-dealers, their respective affiliates and each such controlling person (the Placement Agent, participating broker-dealers and each such entity or person. an “Agent Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Agent Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Agent Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Agent Indemnified Person in investigating, preparing, pursuing or defending any actions, causes of action, suits or claims (collectively, “Actions”), whether or not any Agent Indemnified Person is a party thereto, (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, as the same may be amended or supplemented, or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Agent Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Agent Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Agent Indemnified Person that are finally judicially determined to have resulted solely from such Agent Indemnified Person's (x) gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Units in the Offering which were not authorized for such use by the Company and which use constitutes gross negligence or willful misconduct. The Company also agrees to reimburse each Agent Indemnified Person for all Expenses as they are incurred in connection with enforcing such Agent Indemnified Person's rights under this Agreement.

(ii)         Upon receipt by an Agent Indemnified Person of actual notice of an Action against such Agent Indemnified Person with respect to which indemnity may be sought under this Agreement, such Agent Indemnified Person shall promptly notify the Company in writing; provided that failure by any Agent Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Agent Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Placement Agent, which counsel may also be counsel to the Company. Any Agent Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Agent Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Agent Indemnified Person and the Company, and such Agent Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Agent Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Agent Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Agent Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Agent Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(iii)         In the event that the foregoing indemnity is unavailable to an Agent Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Agent Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Placement Agent and any other Agent Indemnified Person, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Placement Agent and any other Agent Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Agent Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Placement Agent pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Placement Agent on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to the Placement Agent under this Agreement.

(iv)        The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Agent Indemnified Person's services under or in connection with, this Agreement.

(v)        Each registered broker-dealer participating in the Offering, its controlling persons and their respective affiliates, directors, officers, agents, employees, successors and assigns shall be express third party beneficiaries of this Section 8 of this Agreement.

(b)	Indemnification and Contribution by the Placement Agent.

(i)          The Placement Agent shall indemnify and defend the Company, the Manager, and their respective affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each a “Company Indemnified Person”) and shall hold each Company Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by a Company Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement.

(b)         In case any litigation or proceeding shall be brought against any Company Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Company Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Company Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (i) such Company Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (ii) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Company Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

Agent shall return to the Company the amount representing the difference between the amount of expenses actually incurred by the Placement Agent and $10,000.”

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IN WITNESS WHEREOF, being duly authorized, the parties hereby have executed this Amendment as of the date first above written.

Strategic Capital Investments, LLC

/s/ Victor MacLaughlin
Victor MacLaughlin, CEO

/s/ Udi Laska
Udi Laska, Supervisor

TerraCycle US Inc.

/s/ Richard Perl
Richard Perl, Chief Administrative Officer